Exhibit 99.1

Mattersight Provides Business Update

CHICAGO, IL, January 8, 2014 (MARKETWIRE via COMTEX) –

Mattersight Corporation (NASDAQ: MATR) today announced stronger than expected preliminary fourth quarter results and record Predictive Behavioral Routing activity. The company also provided an update on the status of its contract with Vangent (GDIT).

Strong Fourth Quarter 2013 Performance

Based on the company’s preliminary estimates, Mattersight achieved record total quarterly revenue of $9.1 million, and significantly improved Adjusted EBITDA in Q4. In addition, Mattersight ended the quarter with approximately $13 million in cash. This ending cash balance includes the impact of the company’s $6 million private placement that closed in early December and the payoff of the $3.7 million outstanding balance on its line of credit with Silicon Valley Bank.

Record Routing and Pilot Activity

Mattersight continued to experience accelerating momentum for its Predictive Behavioral Routing solution in Q4. Highlights of the Q4 routing and overall pilot activity include:

•	Closed a record 25 new pilots, including a record 22 Predictive Behavioral Routing pilots (up from a record 17 pilots in Q3)

•	Ended Q4 with an estimated 54 pilots in process (versus 18 in-process pilots at the end of Q4 2012)

•	Ended Q4 with an estimated $30 million in follow-on ACV related to these 54 pilots (versus approximately $10 million of pilot follow on ACV at the end of Q4 2012)

Vangent Contract Status

As previously discussed on the company’s earnings calls, there was uncertainty regarding its relationship with Vangent (GDIT), which was contracted through the end of 2013. These uncertainties persist, as the existing contract was not extended into 2014 and as Mattersight does not expect to receive revenues from Vangent (GDIT) in the first quarter of 2014. Mattersight and Vangent (GDIT) remain in ongoing commercial discussions, though there is no assurance as to the outcome and timing of these discussions.

Mattersight will hold its fourth quarter earnings call on February 12, 2014.

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight® Behavioral Analytics captures and analyzes customer and employee interactions, employee desktop data and other contextual information to optimally route customers to the best available employee, improve operational performance, and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s solutions are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities, Education, Hospitality and Government. See What Matters™ by visiting www.mattersight.com.

Contact

Mark Iserloth

Vice President and Chief Financial Officer

312.454.3613

ir@mattersight.com